January 16, 2004

ORIGINAL BY HAND

Writer’s Direct Telephone Number

+56 2 4851050

Writer’s E-Mail Address

mspiess@baraonamarre.cl

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

United States of America

Re.: Republic of Chile – Registration Statement.

Ladies and Gentlemen:

In our capacity as special Chilean counsel to the Republic of Chile (the “Republic”), and in connection with the Registration Statement No. 333-102352, as filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Republic proposes to issue and sell from time to time up to an aggregate of U.S.$ 2,000,000,000 of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities (such Registration Statement, as amended from time to time through the date hereof, the “Registration Statement”), we have reviewed the following:

(a)	the Registration Statement;

(b)	an executed copy of the Amended and Restated Fiscal Agency Agreement, dated as of January 15, 2003 (the “Fiscal Agency Agreement”), between the Republic and JPMorgan Chase Bank, as fiscal agent (the “Fiscal Agent”), filed on the date hereof as an exhibit to the Registration Statement;

(c)	the forms of Debt Securities included as exhibits to the Registration Statement;

(d)	all the relevant provisions of the Political Constitution of the Republic of Chile (Constitución Política de la República de Chile) dated as of 1980, as amended (the “Constitution”) and all relevant laws and orders of the Republic, including but not limited to the following (transcriptions of which are attached hereto — Texts in Spanish language have been translated into English in parallel):

(i)	Article 32 number 8, and Article 60 number 7 of the Constitution;

(ii)	Article 3 of Law No. 19,915;

(iii)	Articles 45, 46 and 47 of the Decree Law No. 1,263; and

(iv)	Decree Law No. 2,349; and

(e)	all such other documents, instruments and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

It is our opinion that under and with respect to the present Chilean law, the Debt Securities, when (A) executed and delivered by (i) a duly authorized representative acting on behalf of the Republic and (ii) the (Tesorero General de la República) Treasurer General of the Republic, and (B) duly authenticated (refrendados) by the Comptroller General of the Republic (Contralor General de la República) and further authenticated pursuant to the Fiscal Agency Agreement, will constitute valid and legally binding obligations of the Republic; provided that each specific issue of Debt Securities to be made by the Republic shall require the prior promulgation of a Supreme Decree issued by the President of the Republic and the Minister of Finance of the Republic (Ministro de Hacienda) specifically authorizing the incurrence of further indebtedness by the Republic by means of the Debt Securities issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our name under the caption “Validity of the Securities” in the prospectus filed therewith and dated as of the date hereof. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ MAX SPIESS
BARAONA MARRÉ Max Spiess, a partner

[Free translation by Baraona Marré Abogados]

CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE	POLITICAL CONSTITUTION OF THE REPUBLIC OF CHILE

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Artículo 32.- Son atribuciones especiales del Presidente de la República:	Article 32.- The President of the Republic shall have the following special authorities:

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8º.-   Ejercer la potestad reglamentaria en todas aquellas materias que no sean propias del dominio legal, sin perjuicio de la facultad de dictar los demás reglamentos, decretos e instrucciones que crea convenientes para la ejecución de las leyes;

8th.  To exercise regulatory authority in all such matters that are not inherent to the legal scope, notwithstanding the power to rule other regulations, decrees and instructions that he/she believes convenient for the application of the laws.

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Artículo 60.- Sólo son materias de ley:	Article 60.- Matters of law only are:

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7)      Las que autoricen al Estado, a sus organismos y a las municipalidades, para contratar empréstitos, los que deberán estar destinados a financiar proyectos específicos. La ley deberá indicar las fuentes de recursos con cargo a los cuales deba hacerse el servicio de la deuda. Sin embargo, se requerirá de una ley de quórum calificado para autorizar la contratación de aquellos empréstitos cuyo vencimiento exceda del término de duración del respectivo período presidencial.

7)      Those authorizing the State, its agencies and municipalities to take on borrowings, which shall be used to the financing of specific projects. The law shall indicate the sources of funds against which the debt must be serviced. However, a qualified quorum law will be required to authorize the taking on borrowings which expiration dates are beyond the term of office of the respective president.

Lo dispuesto en este número no se aplicará al Banco Central.	The provisions in this number shall not apply to the Central Bank.

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LEY Nº 19.915 APRUEBA LEY DE PRESUPUESTOS DEL SECTOR PUBLICO PARA EL AÑO 2004	LAW NO. 19, 915 APPROVES THE PUBLIC SECTOR BUDGET LAW FOR 2004

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II.- DISPOSICIONES COMPLEMENTARIAS	II.- PROVISIONS COMPLEMENTARY

Artículo 3º.- Autorízase al Presidente de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por la cantidad de US$ 1.419.300 miles que, por concepto de endeudamiento, se incluye en el Cálculo de Ingresos Generales de la Nación.	Article 3.- The President of the Republic is authorized to incur indebtedness, either in the country or abroad, either in national or foreign currency, up to the amount of US$ 1,419,300 thousand, which as indebtedness, it is included in the Calculation of Nation General Income.

Autorízasele, además, para contraer obligaciones, en el país o en el exterior, hasta por la cantidad de US$ 80.700 miles o su equivalente en otras monedas extranjeras o en moneda nacional.	He is also authorized to incur, in either the country or abroad, in indebtedness for the amount up to US$ 80,700 thousand or its equivalent in other foreign or local currencies.

Para los fines de este artículo podrán emitirse y colocarse bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República.	For purposes of this article, bonds and other documents may be issued and placed in national or foreign currency, which may bear the printed signature of the Treasurer General of the Republic.

La parte de las obligaciones contraídas en virtud de esta autorización que sea amortizada dentro del ejercicio presupuestario 2004 y aquellas que se contraigan para efectuar pago anticipado de deudas constituidas en ejercicios anteriores, conviniéndose a plazos iguales o inferiores al promedio que reste para el servicio de las deudas que se extinguirán, deducidas las amortizaciones incluidas en esta ley para el año 2004, no serán consideradas en el cómputo del margen de endeudamiento fijado en los incisos anteriores.	The portion of the indebtedness incurred under this authorization that is amortized in the 2004 governmental budgetary year and those which are incurred to make the payment in advance of liabilities incurred in former fiscal years, agreeing thereupon terms equal or shorter than the average term for the service of the liabilities that shall be extinguished, deducted the amortizations included in this law for year 2004, will not be considered in the calculation of indebtedness margin set forth in the foregoing paragraphs.

La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones por contraer, indicando las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copia de estos decretos serán enviados a las Comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días siguientes al de su total tramitación.	The authorization granted to the President of the Republic shall be exercised by supreme decrees issued through the Ministry of Finance, which shall identify the specific allocation of the indebtedness to be incurred and indicate the sources of funding against which the debt must be serviced. A copy of these decrees shall be sent to the Senate and the Chamber of Deputies’ Finance Committees within the 15-day term following the date of their complete processing.

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DECRETO LEY ORGÁNICO Nº 1.263 DE ADMINISTRACIÓN FINANCIERA DEL ESTADO	ORGANIC DECREE LAW NO. 1,263 ON FINANCIAL ADMINISTRATION OF THE GOVERNMENT

Vistos: lo dispuesto en los decretos leyes 1 y 128, de 1973, y 527, de 1974, la Junta de Gobierno de la República de Chile ha acordado dictar el siguiente	Witnessed: The provisions in decree laws 1 and 128 of 1973 and 527 of 1974, the Governing Junta of the Republic of Chile has resolved to decree the following

Decreto ley:	Decree law:

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ARTICULO 45° En las obligaciones que contraiga el Fisco, el Tesorero General de la República deberá suscribir los títulos de créditos fiscales.	ARTICLE 45 The Treasurer General of the Republic shall subscribe government credit securities in the indebtedness assumed by the government.

Los títulos referidos que deban firmarse en el exterior, podrán ser suscritos por el funcionario que designe el Presidente de la República, en reemplazo del Tesorero General.	Such securities, which should be signed abroad, may be subscribed by the official appointed by the President of the Republic in replacement of the Treasurer General.

ARTICULO 46° El Contralor General de la República refrendará todos los documentos de deuda pública que se emitan.	ARTICLE 46 The Comptroller General of the Republic shall authenticate all public debt securities that are issued.

Ningún documento de deuda pública será válido sin la refrendación del Contralor General de la República o de otro funcionario o institución que, a propuesta de él, designe el Ejecutivo.	No public debt security will be valid unless it is authenticated by the Comptroller General of the Republic or another official or institution designated by the President at the proposal of the Comptroller General.

La Contraloría General de la República llevará la contabilización de toda la deuda pública.	The office of the Comptroller General of the Republic will keep an account of all public indebtedness.

ARTICULO 47° El Estado puede colocar los títulos de la deuda pública en el mercado de capitales directamente, por medio de la Tesorería General de la República, o en forma indirecta, mediante la colocación a través de agentes o consorcios financieros nacionales o extranjeros tales como bancos comerciales, bolsas de comercio u otras.	Article 47 The government may place public debt securities directly on the capital market through the Treasury General of the Republic or indirectly through placement by means of national or foreign financial consortiums or agents such as commercial banks, stock exchanges or akin.

Podrá establecerse el pago de una comisión por la colocación de estos títulos.	It may be established that a fee will be paid upon placement of these securities.

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DECRETO LEY Nº 2.349 ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO	DECREE LAW NO. 2,349 ESTABLISHES RULES ON INTERNATIONAL AGREEMENTS FOR THE PUBLIC SECTOR

Visto: lo dispuesto en los decretos leyes N°s. 1 y 128, de 1973; 527, de 1974; 991, de 1976, y	Witnessed: the provisions in Decree Laws No. 1 and 128 of 1973; No. 527 of 1974; No. 991 of 1976, and

Considerando:	Whereas:

1°- Que constituye una práctica comercial generalizada, cuya aplicación alcanza a nuestro país, que en los contratos internacionales relativos a negocios y operaciones de carácter patrimonial que el Estado o sus organismos, instituciones y empresas celebran con organismos, instituciones o empresas internacionales o extranjeras, cuyo centro principal de negocios se encuentra en el exterior, se inserten estipulaciones en virtud de las cuales se les sujeta a determinada legislación extranjera, se sometan las controversias que de ellos pudieran derivarse al conocimiento de tribunales extranjeros, sean ordinarios o arbítrales, se pacte domicilio especial fuera del país y se establezcan mecanismos para configurar la relación procesal.	1st.- It is a generalized commercial practice, also applicable to in our country, that in international agreements concerning net-worth-related businesses and transactions entered into by and between the State or its agencies, institutions and companies with foreign or international agencies, institutions or companies whose principal center of business is abroad, certain stipulations are inserted by virtue of which they are subjected to certain foreign legislation, they submit disputes to the jurisdiction of foreign courts, being them normal courts or arbitration tribunals, they agree to establish a special foreign domicile and they establish mechanisms that configure the procedural relationship.

2°- Que, dentro del sistema jurídico chileno, tales estipulaciones son licitas y en esta virtud tienen frecuente aplicación en los contratos celebrados entre particulares, siendo de advertir, además, que ellas están consagradas en el Código de Derecho Internacional Privado aprobado en la Sexta Conferencia Internacional Americana, el que rige en nuestro país desde 1934.	2nd.- Within the Chilean judicial system, such stipulations are lawful and as such, are frequently applied in contracts entered into between private parties. They are also set out in the Code of Private International Law approved at the Sixth American International Conference, which has been in force in our country since 1934.

3°- Que, sin perjuicio de la plena vigencia de las normas en cuya virtud los particulares pueden ejercer la libertad de estipulación, resulta de toda conveniencia regular en nuestro ordenamiento legal, con respecto al sector público, determinadas cuestiones de la índole precedentemente considerada, precisando el ámbito de aplicación de tales estipulaciones y sus efectos.	3rd.- Notwithstanding the full force of the regulations which give private parties the freedom to stipulate, it is convenient to regulate certain matters of the type mentioned above relative to the public sector according to our legal system, determining the scope of application of such stipulations and their effects.

Asimismo, se hace necesario modificar algunas normas existentes, a fin de armonizarlas con dicha regulación.	Furthermore, it is necessary to modify some existing rules in order to harmonize them with these regulations.

La Junta de Gobierno de la República de Chile ha acordado dictar el siguiente,	The Governing Junta of the Republic of Chile has agreed to dictate the following

Decreto ley:	Decree Law:

Artículo 1°.- Declárense válidos los pactos destinados a sujetar al derecho extranjero los contratos internacionales, cuyo objeto principal diga relación con negocios u operaciones de carácter económico o financiero, celebrados o que se celebren por organismos, instituciones o empresas internacionales o extranjeras que tengan el centro principal de sus negocios en el extranjero, con el Estado de Chile o sus organismos, instituciones o empresas.	Article 1.- The covenants which subject international agreements to foreign law, whose principal objective is related to business or transactions that are economic or financial in nature, entered into by international or foreign agencies, institutions or companies, whose principal center of business is abroad, with the Republic of Chile or its agencies, institutions or companies, are hereby declared valid.

Son igualmente válidas las estipulaciones por las cuales se haya sometido o se sometan diferendos derivados de tales contratos a la jurisdicción de tribunales extranjeros, incluyendo tribunales arbítrales previstos en mecanismos de arbitraje preestablecidos o en el respectivo contrato, como también las estipulaciones por las que se haya fijado o se fije domicilio especial y se haya designado o se designe mandatario en el extranjero para los efectos del contrato.	Equally valid are stipulations by which disputes under such agreements have been or are subject to the jurisdiction of foreign courts, including arbitration tribunals provided for in pre-established arbitration mechanisms or in the respective contract, as well as stipulations that have designated or designate a particular domicile or representative abroad for the purposes of the agreement.

Lo dispuesto en los incisos anteriores igualmente es aplicable a los actos y contratos por los cuales el Estado de Chile o sus organismos, instituciones y empresas, hayan otorgado u otorguen, en cualquier forma, su garantía a terceros en los contratos a que se refiere el inciso primero. En virtud del sometimiento a la jurisdicción de un tribunal extranjero, cesará el derecho a invocar la inmunidad de jurisdicción, a menos de estipulación expresa en contrario.	The provisions in the above subparagraphs are equally applicable to acts and contracts for which the Government of Chile or its agencies, institutions and companies have granted or grant their guaranty, in any manner, to third parties in the contracts referred to in the first paragraph. By virtue of submission to the jurisdiction of a foreign court, the right to invoke immunity from jurisdiction will cease, unless is expressly otherwise stipulated.

Artículo 2°.- Declarase que el Estado de Chile y sus organismos, instituciones o empresas, podrán renunciar a la inmunidad de ejecución en los contratos referidos en el artículo anterior. Con todo, tal renuncia se entenderá limitada al cumplimiento de sentencias recaídas en litigios derivados del contrato específico en que ella se haya convenido. Tratándose de organismos,	Article 2.- It is hereby declared that the government of Chile and its agencies, institutions or companies may waive immunity from enforcement in the agreements referred to in the preceding article. However, such waiver will be understood to be limited to performance of awards rendered in litigation relating to the specific agreement in which such waiver was

instituciones y empresas con personalidad jurídica distinta a la del Estado, la renuncia afectará exclusivamente los bienes del dominio de la entidad contratante.	agreed. In relation to agencies, institutions and companies whose legal capacity is separate from that of the State, the waiver will affect exclusively the property of the contracting party.

La renuncia pactada en los contratos a que se refiere este artículo, celebrados con anterioridad a la vigencia de este decreto ley, se entenderá válida con las mismas limitaciones señaladas en el inciso anterior.	The waiver agreed to in the contracts to which this article refers, entered into prior to the effectiveness of this decree law, will be considered valid according to the same limitations indicated in the preceding paragraph.

Artículo 3°.- Para los efectos de este decreto ley, se entenderá por organismos, instituciones y empresas del Estado, todo servicio público, institución fiscal o semifiscal, centralizada o descentralizada, empresa del Estado y, en general, todo organismo autónomo creado por ley como, asimismo, toda empresa, sociedad o entidad pública o privada en que el Estado o sus empresas, sociedades o instituciones, centralizadas o descentralizadas, tengan aportes de capital, representación o participación superiores al 50% del capital social, aun cuando se exija norma expresa para aplicarles las disposiciones legales del sector público.	Article 3.- For purposes of this decree law, agencies, institutions and companies of the State will be understood to include all public services, fiscal or semi-fiscal institutions, be they centralized or decentralized, State-owned companies and, in general, every autonomous agency created by law, as well as all corporations, enterprises or public or private entities in which the State or its corporations, enterprises or institutions, be they centralized or decentralized, have made capital contributions, are represented or hold interests in excess of 50% of the equity capital, even though specific regulations are required to enforce the public sector laws thereagainst.

Artículo 4°.- Para que los contratos y estipulaciones indicados en los artículos 1° y 2° convenidos con posterioridad a la vigencia del presente decreto ley, queden regidos por sus disposiciones, será necesario que la sumisión al derecho extranjero o a tribunales extranjeros, el señalamiento de domicilio, la designación de mandatario en el extranjero y la renuncia a la inmunidad de ejecución, cuenten con la autorización del Presidente de la República, dada mediante decreto del Ministerio de Hacienda. Se exceptúan de esta exigencia el Banco Central y el Banco del Estado de Chile.	Article 4.- In order for the agreements and stipulations indicated in articles 1 and 2, entered into subsequently to the effectiveness of this decree law, to be ruled by its provisions, the President of the Republic must, through a decree of the Minister of Finance, authorize the submission to foreign law or foreign courts, the election of domicile, the appointment of representatives abroad and the waiver of immunity from enforcement. The Central Bank and the Bank of the State of Chile are exempted from this requirement.

El Presidente de la República podrá otorgar su autorización en general a determinados organismos, instituciones o empresas del Estado, o en particular para algunas clases de contrato. En todo caso, esta autorización no podrá concederse por un plazo superior a un año; pero podrá renovarse.	The President of the Republic may grant his authorization in general to specific agencies, institutions or companies of the government or for specific types of contracts in specific cases. In any case, this authorization may not be granted for a term longer than one year, although it may be renewed.

La autorización a que se refiere este artículo no excluye otras necesarias en razón de la	The authorization to which this article refers does not exclude other authorizations that may

naturaleza del contrato de que se trate.	be necessary due to the nature of any specific agreement.

Artículo 5°.- Sin perjuicio de la validez de las estipulaciones contenidas en actos o contratos ya celebrados, no valdrá renuncia alguna en cuanto a la inmunidad de ejecución respecto de los fondos, derechos y bienes que el Banco Central de Chile mantuviere en el extranjero, por cuenta propia, salvo que dicha renuncia se refiera a obligaciones contraídas por dicho Banco.	Article 5.- Without prejudice to the validity of the stipulations contained in existing acts or contracts, no waiver of immunity from enforcement will be valid regarding the funds, rights and assets that the Central Bank of Chile may maintain abroad of its own account, unless the waiver refers to obligations contracted by said Bank.

Artículo 6°.- No procederá renuncia alguna de inmunidad de ejecución respecto de los bienes inmuebles y del mobiliario destinados a mantener una misión diplomática o consular o la residencia del jefe de ellas.	Article 6.- No waiver of immunity from enforcement will apply regarding the real estate, furniture and fixtures, destined to be used by a diplomatic or consular mission or the residence of the head of any such a mission.

No valdrá renuncia alguna de inmunidad de ejecución con respecto a bienes destinados a fines militares, tanto aquellos que sean propiamente de carácter militar como aquellos que se encuentren bajo el control de una autoridad militar o agencia de defensa.	No waiver of immunity from enforcement will be valid in relation to properties destined for military use, whether property with expressly military characteristics or property that is under the control of military authorities or defense agencies.

Artículo 7º.- Las estipulaciones contenidas en los artículos 1º y 2º no podrán pactarse en los contratos que se celebren en conformidad al decreto ley número 600 de 13 de Julio de 1974, y sus modificaciones.	Article 7.- The stipulations contained in articles 1 and 2 may not be convened in the agreements under the decree law number 600 dated as of July 13, 1974, as amended.

Asimismo, no procederán en los contratos que se celebren sobre concesiones de bienes fiscales, ni en los actos o contratos que celebren los organismos, instituciones o empresas del Estado de Chile, cuando la legislación particular por la cual se rijan excluya en forma expresa la sumisión a la ley o tribunal extranjeros, o disponga que los diferendos que de ellos deriven deban ser sometidos a la ley chilena o a tribunales nacionales.	Likewise, such stipulation will not be valid in agreements concerning concession of public property nor in acts and agreements entered into by and between agencies, institutions and companies of the State if their specific regulation has expressly excluded the subjecting to the law or jurisdiction of a foreign country, or that may establish that the disputes derived from those acts or agreements shall be subjected to the jurisdiction of Chilean law or national courts.

Artículo 8°.- La designación de mandatarios especiales a que se refiere el artículo 1° sólo podrá recaer, en el futuro, en un cónsul chileno general o particular o de distrito, en alguna agencia u oficina de organismos, instituciones o empresas del Estado de Chile con sede en el extranjero, o en el representante legal de dicha	Article 8.- The designation of special representatives that is referred to in article 1 may, in the future, only fall upon the general, specific or district Chilean Consul, upon an agency or office of an agency, institution or company of the State of Chile located abroad, or upon the legal representative of said agency

agencia u oficina.	or office.

Artículo 9°.- Cualquier Estado extranjero y sus organismos, instituciones y empresas podrán impetrar en Chile la inmunidad de jurisdicción y de ejecución, según el caso, en los mismos términos y con igual amplitud e idénticas excepciones como la reconociere su propia legislación en favor del Estado de Chile o de sus organismos, instituciones y empresas.	Article 9.- Any foreign State and its agencies, institutions and companies may request immunity from jurisdiction and enforcement in Chile, as applicable, under the same terms and with the same scope and exceptions recognized to the State of Chile or its agencies, institutions and companies in its legislation.

Artículo 10°.- Sustituyese el N° 3 del artículo 245 del Código de Procedimiento Civil, por el siguiente:	Article 10: Number 3 of Article 245 of the Civil Procedure Code will be replaced by the following:

“3.- Que la parte en contra de la cual se invoca la sentencia haya sido debidamente notificada de la acción. Con todo, podrá ella probar que, por otros motivos, estuvo impedida de hacer valer sus medios de defensa.”

“3.- The party against whom the judgment is brought has been duly served the action. However, such party may prove that, for other reasons, it was unable to exercise its means of defense.”

Artículo 11°.- Declarase que las operaciones de crédito con el exterior, pactadas con instituciones o empresas bancarias o financieras, extranjeras o internacionales, han estado y estarán sometidas, en cuanto a estipulaciones sobre intereses, comisiones, recargos, pago anticipado y demás condiciones financieras, a las modalidades usuales imperantes en el mercado externo de capitales, sin que les sean aplicables las disposiciones limitativas sobre la materia de la legislación nacional.	Article 11.- It is hereby declared that credit transactions abroad entered into with banks or financial institutions, be they international or foreign, have been and will be subject to the prevailing and usual practices on foreign capital markets regarding stipulations on interests, commissions, surcharges, prepayment and other financial conditions. The limitations of domestic law will not apply to them.

Se presume que las condiciones contenidas en operaciones aprobadas por el Banco Central de Chile son las imperantes en el respectivo mercado externo de capitales.	It will be presumed that the conditions contained in transactions approved by the Central Bank of Chile are those prevailing on the respective foreign capital market.

Artículo transitorio.- Lo dispuesto en el inciso primero del artículo 4° y en el artículo 8° no se aplicará a las operaciones aprobadas por la autoridad competente con anterioridad a la vigencia de este decreto ley.	Transitory Article.- The provisions in paragraph first of Article 4 and in Article 8 will not be applied to transactions approved by a competent authority prior to the effectiveness of this decree law.

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